Amended Schedule A
to the
Investment Advisory Agreement
between
the Potomac Funds
and
Rafferty Asset Management, LLC

Pursuant to section 1 of the Investment Advisory Agreement between the Potomac Funds (the "Trust") and Rafferty Asset Management, LLC (the "Rafferty"), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Portfolios of the Trust listed below. As compensation for such, the Trust shall pay to Rafferty pursuant to section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

Portfolios of the Trust	Advisory Fee as a % of Average Daily Net Assets Under Management

Japan/Long Fund	0.75%

Japan/Short Fund	0.90%

U.S. Plus Fund	0.75%

U.S./Short Fund	0.90%

OTC Plus Fund	0.75%

OTC/Short Fund	0.90%

U.S. Government Money Market Fund	0.50%

Small Cap Plus Fund	0.75%

Small Cap/Short Fund	0.90%

Dow Plus Fund	0.75%

Dow Short Fund	0.90%

MidCap Plus Fund	0.75%

MidCap Short Fund	0.90%

Total Market Plus Fund	0.75%

Total Market/Short Fund	0.90%

Warwick Fund	1.00%

Cardinal Fund	1.00%

PSI Seasonality Fund	1.00%

Horizon Fund	1.00%

Flexible Plan VR Fund	1.00%

Evolution Managed Bond	1.00%

Evolution Managed Equity	1.00%

ContraBond Fund	0.75%

Dynamic HY Bond Fund	0.75%

Spectrum High Yield Plus Fund	1.00%

Spectrum Global Perspective Fund	1.00%

Spectrum Equity Opportunity Fund	1.00%

HCM Freedom Fund	1.00%

Dated: September 1997, last amended August 2004